UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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Security Bank Corporation

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May 20, 2008

Dear Security Bank Corporation Shareholder:

As we discussed at our Annual Meeting of Shareholders, these are difficult times for the financial services industry. Federal Reserve Chairman Ben Bernanke recently urged banks to raise new capital to get through this challenging period. Mr. Bernanke’s comments highlight the foresight your company had by raising $68 million of capital since the beginning of the year. This capital helps strengthen our company’s overall financial position.

In connection with our capital raising efforts, we recently mailed a proxy statement for a special shareholders’ meeting that contains two proposals relating to the recent $40 million debt issuance to affiliates of FSI Group, LLC (“FSI”). As part of that transaction, we issued stock appreciation rights (“SARs”) to FSI with a term of 10 years. SARs function like an option in that as our stock price increases over the exercise price, the value of the SARs increases. The exercise price of the SARs is currently $6.58, which means we are obligated to make a cash payment to FSI for the difference between $6.58 and the fair market value of our stock at the time FSI exercises the SARs.

The existence of this payment obligation could potentially create two issues for Security Bank. First it could create a strain on our liquidity to pay FSI in cash at the time it chooses to exercise the SARs. Secondly, it could create earnings volatility and a potentially unfavorable capital impact for us because of the accounting treatment associated with the SARs, which would require us to adjust our earnings for the difference between the SARs exercise price and the fair market value of our stock each quarter until FSI chooses to exercise the SARs.

As a result, we are asking our shareholders to authorize non-voting common stock so we can exchange the currently issued SARs for warrants for non-voting common stock. FSI does not want additional warrants for voting common stock because that would create certain regulatory burdens for FSI. Under banking laws, if an investor owns 10% or more of a bank holding company’s voting common stock, then that investor may be deemed to control the bank holding company and is subject to regulations by the Federal Reserve. FSI currently owns warrants for up to 9.9% of our voting common stock and FSI does not want to exceed that percentage ownership. We have agreed that if our shareholders approve these proposals then FSI will exchange the outstanding SARs for warrants for non-voting common stock. Because of the non-voting feature of the common stock, we have agreed that the exercise price for the non-voting warrants will be $5.92.

By exchanging the SARs for warrants for non-voting common stock, we eliminate the liquidity and accounting treatment issues associated with the SARs for Security Bank and we do not create any additional regulatory burden for FSI because they will not own more than 9.9% of the voting common stock of Security Bank.

Your Board of Directors unanimously recommends that you vote “FOR” both proposals included in the proxy statement.

Your support is greatly appreciated.

Sincerely,

H. Averett “Rett” Walker
President and Chief Executive Officer

This letter should be read in conjunction with Security Bank Corporation’s proxy statement, dated May 19, 2008. This letter may not contain all the information that is important to you in deciding how to vote your shares. The proxy statement contains more detailed descriptions of the proposals requiring shareholder approval. As such, you should read carefully the proxy statement in its entirely before voting on the proposals included therein.

4219 Forysth Road — Macon, GA 31210